FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-160463

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 13 DATED SEPTEMBER 5, 2013

TO THE PROSPECTUS DATED JULY 13, 2012

This document supplements, and should be read in conjunction with, the prospectus of Resource Real Estate Opportunity REIT, Inc. dated July 13, 2012, as supplemented by Supplement No. 7 dated April 16, 2013, Supplement No. 8 dated May 17, 2013, Supplement No. 9 dated May 30, 2013, Supplement No. 10 dated July 9, 2013, Supplement No. 11 dated July 26, 2013, and Supplement No. 12 dated August 16, 2013. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc. and, as required by context, Resource Real Estate Opportunity OP, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our entry into agreements to purchase two multifamily communities in the Denver, Colorado area;

•	“Experts” information;

•	financial statements of Paladin Realty Income Properties, L.P. and subsidiaries; and

•	our pro forma consolidated financial statements.

Probable Real Estate Investments

On September 4, 2013, we, through our Operating Partnership, entered into two agreements to purchase Camden Centennial and Camden Pinnacle, two multifamily communities located in Littleton, Colorado and Westminster, Colorado, respectively. The seller under the Camden Centennial purchase agreement is ORI-Colorado, Inc., a Nevada corporation, and the seller under the Camden Centennial purchase agreement is ORI Park, Inc., a Nevada corporation, both of which are unaffiliated with us or our affiliates. Camden Centennial is a multifamily community with 276 units and amenities, including but not limited to, a swimming pool, clubhouse, business center, and fitness center. Camden Pinnacle is a multifamily community with 224 units and amenities, including but not limited to, a swimming pool, clubhouse, fitness center, and washer/dryer connections in each unit.

By September 9, 2013, we are required to make an earnest money deposit of $500,000 under the Camden Centennial agreement and an additional earnest money deposit of $500,000 under the Camden Pinnacle agreement. In some circumstances, if we fail to complete the acquisitions, we may forfeit up to $1.0 million of earnest money. Pursuant to the purchase and sale agreements, we would be obligated to purchase each of the properties only after satisfaction of agreed upon closing conditions set forth in the respective purchase agreements. The contract purchase price for Camden Centennial is $30.6 million, excluding closing costs. The contract purchase price for Camden Pinnacle is approximately $24.3 million, excluding closing costs. We intend to fund the purchase of both properties with proceeds from this offering and proceeds from our secured revolving credit facility with Bank of America, N.A.

Camden Centennial encompasses approximately 205,380 rentable square feet. Camden Centennial was constructed in 1985 and is currently 95% leased. The average occupancy rate of Camden Centennial during each of the last five years was as follows:

Year	Average Occupancy Rate
2008	94%
2009	93%
2010	94%
2011	93%
2012	94%

1

The average effective monthly rental rate per unit, calculated as the monthly contractual base rental income, net of free rent, divided by the average units leased, for each of the last five years for Camden Centennial was as follows:

Year	Average Effective Monthly Rental Rate per Unit
2008	$704
2009	$674
2010	$658
2011	$701
2012	$759

We believe that Camden Centennial is suitable for its intended purpose and adequately insured; however, we intend to make renovations to Camden Centennial. We intend to upgrade unit interiors, enhance landscaping, install new monument signage, and make various improvements to the exterior and common areas.

Camden Pinnacle encompasses approximately 167,600 rentable square feet. Camden Pinnacle was constructed in 1985 and is currently 94% leased. The average occupancy rate of Camden Pinnacle during each of the last five years was as follows:

Year	Average Occupancy Rate
2008	92%
2009	93%
2010	93%
2011	93%
2012	94%

The average effective monthly rental rate per unit, calculated as the monthly contractual base rental income, net of free rent, divided by the average units leased, for each of the last five years for Camden Pinnacle was as follows:

Year	Average Effective Monthly Rental Rate per Unit
2008	$680
2009	$656
2010	$672
2011	$725
2012	$786

We believe that Camden Pinnacle is suitable for its intended purpose and adequately insured; however, we intend to make renovations to Camden Pinnacle. We intend to upgrade unit interiors, replace roofs, replace water lines, and make various improvements to the exterior and common areas.

Experts

The following information supplements the disclosure in the prospectus under the heading “Experts.”

The consolidated financial statements of Paladin Realty Income Properties, L.P. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

2

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

Condensed Consolidated Financial Statements

June 30, 2013

(Unaudited)

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2013 AND DECEMBER 31, 2012

(UNAUDITED)

	June 30, 2013	December 31, 2012
ASSETS
Real Estate:
Building and improvements	$162,630,155	$173,902,628
Land	39,986,077	43,586,077
Furniture, fixtures and equipment	5,337,125	7,421,005
Tenant improvements	1,242,481	1,220,958

	209,195,838	226,130,668
Less: Accumulated depreciation and amortization	(22,907,049)	(22,817,144)

Total real estate, net	186,288,789	203,313,524
Cash and cash equivalents	12,492,628	8,962,453
Restricted cash	1,897,518	1,790,244
Prepaid expenses and other assets, net	2,248,008	2,270,860

TOTAL ASSETS	$202,926,943	$216,337,081

LIABILITIES AND CAPITAL
Liabilities:
Mortgage payable	$154,547,451	$166,940,695
Accrued expenses and other liabilities	3,720,499	3,317,932

Total liabilities	158,267,950	170,258,627

Capital:
Partners’ Capital	34,441,938	34,110,754
Noncontrolling interests	10,217,055	11,967,700

Total Capital	44,658,993	46,078,454

TOTAL LIABILITIES AND CAPITAL	$202,926,943	$216,337,081

See notes to accompanying condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATION

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(UNAUDITED)

Revenues
Rental income	$12,705,613
Other income	1,600,989
Interest income	2,002

Total Revenues	14,308,604

Expenses
Property operating expenses	5,354,393
Real property taxes	1,015,153
General and administrative expenses	272,954
Interest expense, including amortization of deferred loan costs	4,394,271
Depreciation and amortization expense	2,972,405
Property damage	368,111

Total Expenses	14,377,287

Loss before discontinued operations	(68,683)
Income from discontinued operations	134,671
Gain from sale of real estate	10,158,857
Loan defeasance and related costs	(3,297,101)

Income from discontinued operations	6,996,427

Net income	6,927,744
Noncontrolling interests	(3,563,157)

Net income attributable to Partnership	$3,364,587

See notes to accompanying condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATION

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(UNAUDITED)

	General Partner	Limited Partner	Noncontrolling interest	Total Capital
BALANCE, DECEMBER 31, 2012	$34,072,417	$38,337	$11,967,700	$46,078,454

Contributions	—	—	94,984	94,984
Distributions	(3,027,420)	(5,983)	(5,408,786)	(8,442,189)
Net income	3,357,858	6,729	3,563,157	6,927,744

BALANCE, JUNE 30, 2013	$34,402,855	$39,083	$10,217,055	$44,658,993

See notes to accompanying condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,927,744
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,972,405
Amortization of deferred loan costs	224,915
Gain on sale of real estate	(6,861,756)
Changes in operating assets and liabilities
Increase in restricted cash	(107,274)
Increase in prepaid insurance and other assets	18,048
Increase in accrued expenses and other liabilities	195,067

Net cash provided by operating activities	3,369,149

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for real estate and improvements	(1,305,488)
Net proceeds from sale of real estate	22,206,963

Net cash provided by investing activities	20,901,475

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of mortgage payable	(12,393,244)
Distributions to General Partner	(3,027,420)
Distributions to the Limited Partner	(5,983)
Contributions from noncontrolling interest	94,984
Distributions to noncontrolling interest	(5,408,786)

Net cash used in financing activities	(20,740,449)

Net increase in cash and cash equivalents	3,530,175
Cash and cash equivalents—beginning of period	8,962,453

Cash and cash equivalents—end of period	$12,492,628

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$4,254,018

See notes to accompanying condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(1)	Organization and Purpose

Paladin Realty Income Properties, L.P. (a Delaware limited partnership) (the Partnership) was formed on October 31, 2003 to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income in such a manner as to permit Paladin Realty Income Properties, Inc. (a Maryland corporation) (the General Partner) at all times to be classified as a real estate investment trust (REIT). The investments have included various types of real estate properties that are located throughout the United States of America. As of June 30, 2013, the Partnership owned interests in 12 joint ventures that own 13 income-producing properties. The Partnership was formed to operate until February 23, 2104 or upon the occurrence of certain dissolution events, as defined in the Partnership agreement.

Subject to certain restrictions and limitations, the business of the Partnership is managed by its affiliate Paladin Realty Advisors, LLC (the Limited Partner) pursuant to an amended and restated advisory agreement, dated July 28, 2012 (the Advisory Agreement). The Limited Partner supervises and manages the day-to-day operations of the Partnership and selects the real property investments and real estate related investments it makes, subject to oversight by the Board of Directors of the General Partner.

As of June 30, 2013, the Limited Partner and the General Partner (collectively the Partners) held a 0.2% limited partnership interest and 99.8% general partnership interest in the Partnership, respectively.

On July 18, 2013, the General Partner and the Partnership entered into an Agreement and Plan of Merger (the Merger Agreement) with Resource Real Estate Opportunity OP, LP (Resource OP), the operating partnership of Resource Real Estate Opportunity REIT, Inc. (a Maryland corporation) (Resource), and RRE Charlemagne Holdings, LLC (a Delaware limited liability company), a wholly owned subsidiary of Resource OP (Merger Sub). The Merger Agreement provides for the merger of the Partnership with and into Merger Sub (the Merger), with Merger Sub surviving as a wholly owned subsidiary of Resource OP. Resource will pay $52.7 million in cash, excluding certain transaction costs and subject to certain adjustments, including (1) an increase in the consideration payable of up to $3.1 million in the event that Beechwood Gardens Apartments is not sold to a third party pursuant to the existing purchase and sale agreement prior to the closing of the Merger and (2) an adjustment for distributions to the Partnership differing from specified amounts made prior to the closing of the Merger from the joint venture that owns two office properties (the Merger Consideration). The Merger Consideration, together with the existing cash of the Partnership at the closing date, net of fees and expenses (the Distribution) will be distributed to the General Partner and the Limited Partner, as owners of the interests in the Partnership. The General Partner, which owns 99.8% of the interests in the Partnership, will distribute its portion of the Distribution, together with the existing cash of the General Partner at the closing date, to its shareholders and liquidate and dissolve. The remaining 0.2% of the Distribution will be paid to the Limited Partner. No fees, other than its proportional share of the Distribution, will be paid to the Limited Partner in connection with the Merger. The Merger is subject to customary closing conditions, including, among other things, the approval of the General Partner’s shareholders.

Except for fees and expenses payable by Resource OP and Merger Sub (collectively as the Buyer Parties), as set forth in the Merger Agreement, the Partnership is responsible for all third party fees and expenses payable in connection with the assumption of existing mortgages (Assumption Expenses) by the Buyer Parties, provided, however, that the Buyer Parties are responsible for 20% of the Assumption Expenses in excess of $1 million.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Consolidation

The accompanying condensed financial statements of the Partnership have been prepared on a consolidated basis and include all the accounts of the Partnership and its wholly owned and controlled subsidiaries.

The Partnership consolidates any variable interest entities (VIEs) of which it has control (a) through voting rights or similar rights or (b) by means other than voting rights if the Partnership is the primary beneficiary, as defined

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

below. When the Partnership does not have a controlling interest in an entity, but exerts significant influence over the entity, the Partnership applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

If an investment is determined to be a VIE, the Partnership performs an analysis to determine if the Partnership is the primary beneficiary of the VIE. U.S. generally accepted accounting principles (GAAP) require a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity it must have (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of an entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The accompanying condensed consolidated financial statements are prepared in accordance with GAAP. Revenues are recognized as earned, and expenses are recognized as incurred.

(b)	Risks and Uncertainties

The Partnership is operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by the lack of liquidity in financial markets and the reduction in the willingness of financial institutions to make new loans and refinance or extend existing loans on similar terms and conditions.

(c)	Noncontrolling Interests

Noncontrolling interests are presented and disclosed as a separate component of partners’ capital (not as a liability or other item outside of partners’ capital). Condensed consolidated net income includes the noncontrolling interests’ share of income. All changes in the Partnership’s ownership interest in a subsidiary are accounted for as partners’ capital transactions if the Partnership retains its controlling financial interest in the subsidiary.

As of June 30, 2013 and December 31, 2012, the Partnership’s noncontrolling interests represent noncontrolling ownership interests in joint ventures controlled by the Partnership through ownership or contractual arrangements. Balances attributable to these noncontrolling interests, including amounts previously included in prepaid expenses and other assets, were reclassified to become a separate component of partners’ capital as of all dates presented. Also, condensed consolidated net income was reclassified to include the amounts attributable to the noncontrolling interests. These noncontrolling interests reported in equity are not subject to any mandatory redemption requirements or other redemption features outside of the Partnership’s control that would result in presentation outside of permanent equity.

(d)	Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates regarding impairments. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(e)	Real Estate and Depreciation Methods

Land is carried at cost. Building and improvements, furniture, fixtures, and equipment, in-place leases, and tenant improvements are stated at cost, less accumulated depreciation and amortization. The Partnership allocates the purchase price of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment or office building property acquisition is the value of the existing lease agreements. When allocating the purchase price to an acquired property, the Partnership allocates the purchase price to the estimated value of the land, building, and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. In some circumstances, the Partnership engages real estate appraisal firms to provide market information and evaluations that are relevant to its purchase price allocations; however, the Partnership is ultimately responsible for the purchase price allocation. The Partnership estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. The Partnership expenses acquisition costs for investment property acquisitions to record the acquisition at its fair value. The Partnership depreciates the buildings and fixtures based on the expected useful life of the asset, which ranges from 27 to 45 years for the buildings and improvements and from 5 to 7 years for furniture, fixtures and equipment, using the straight line basis. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from 3 to 24 months, using the straight line basis. This amortization is included in depreciation and amortization expense on the accompanying condensed consolidated statement of operations. Improvements and betterments are capitalized when they extend the useful life of the asset. Expenditures for repairs and maintenance and acquisition costs are expensed as incurred.

The Partnership reviews long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future cash flows, undiscounted and without interest, expected to be generated by the asset. In order to review the Partnership’s investment properties for recoverability, the Partnership considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If the Partnership’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, the Partnership recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. If the sum of the expected future cash flows (undiscounted and without interest) is less than the Partnership’s carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value.

(f)	Acquisition of Real Estate

The fair value of real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and other value of in-place leases based in each case on their fair values. The Partnership aggregates all identified intangible assets and liabilities and presents them net as a separate line item on the condensed consolidated balance sheets. The weighted-average amortization period for all identified intangible assets and liabilities are 1 year or less. Acquisition costs are expensed as incurred in the accompanying condensed consolidated statement of operations. Noncontrolling interests acquired are also recorded at estimated fair value.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and furniture, fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building and improvements based on management’s determination of relative fair values of these assets. In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(g)	Deferred Loan Costs

Loan costs are capitalized and amortized using the effective interest method over the life of the related loan. The amortization is recorded as a component of interest expense.

(h)	Revenue Recognition

The Partnership primarily leases residential apartments to tenants under non-cancelable operating leases with terms ranging from 3 to 24 months. The Partnership also leases commercial space to tenants with lease terms extending to 2017. Rental income related to leases is recognized in the period earned over the lease term.

Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred.

(i)	Accounts Receivable

Accounts receivable is included in prepaid insurance and other assets, net in the condensed consolidated balance sheets. Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

(j)	Cash Equivalents

The Partnership considers all highly liquid assets with original maturities of three months or less when acquired to be cash equivalents.

(k)	Restricted Cash

At June 30, 2013 and December 31, 2012, restricted cash included $1,897,518 and $1,790,244, respectively, held in restricted accounts for building and tenant improvements, repairs, property taxes and insurance as required by lenders.

(l)	Derivative Instruments

The Partnership enters into derivative contracts from time to time to manage interest rate risk and may do so in the future to facilitate asset/liability strategies. The Partnership has elected to not treat the derivative financial instruments as a hedge because this investment does not meet the strict hedge accounting requirements of Accounting Standards Codification (ASC) 815, Derivatives and Hedging. ASC 815 requires that all derivative investments be carried at fair value. Changes in fair value are recorded in earnings for each period. No derivatives were held as of June 30, 2013.

(m)	Income Taxes

Under tax regulations in the United States of America, the Partnership itself is not subject to federal, state and local income taxes for tax purposes. Accordingly, federal, state and local income taxes have not been provided for in the accompanying condensed consolidated financial statements. The Partners are responsible for reporting their allocable share of the Partnership’s income, gains, losses, deductions and credits in their individual tax returns. Partners’ capital accounts reflected in the accompanying condensed consolidated financial statement differ from amounts reported in the Partnership’s federal income tax return because of differences between GAAP and federal income tax basis of accounting.

(n)	Discontinued Operations

On May 1, 2013, the Lofton Place Apartments were sold for gross proceeds of $26,000,000 in a purchase for which the Partnership received approximately $600,000 in net proceeds. The gain on sale and results of operations are classified as discontinued operations for the six months ended June 30, 2013.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

On May 1, 2013, the mortgage loan for Lofton Place Apartments was defeased by payment of $15,005,668 per the terms of the mortgage loan agreement (which exceeded the balance then due by $3,242,601 related to a prepayment penalty) plus $54,500 of legal and related costs. The excess of the defeasance payment over the balance then due plus the legal and related costs aggregate $3,297,101, which is presented as “loan defeasance and related costs” in the accompanying condensed consolidated statement of operations.

Total gross revenues and net income for Lofton Place Apartments were $1,039,750 and $134,671 for the six months ended June 30, 2013.

(o)	Advisory Agreement and Related Party Transactions

Acquisition Fees: Pursuant to the terms of the Advisory Agreement, the Partnership will pay the Limited Partner acquisition fees in an amount equal to 1.5% of (1) the purchase price of a real property investment acquired directly; (2) the Partnership’s allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. The Partnership’s allocable cost of a joint venture investment is equal to the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the joint venture, inclusive of expenses related thereto, and the amount of outstanding debt associated with such properties and the joint venture, and (ii) the Partnership’s percentage economic interest in the joint venture.

During the six months ended June 30, 2013, the Partnership did not pay the Limited Partner any acquisition fees.

Asset Management Fees: Pursuant to the terms of the Advisory Agreement, the Partnership will pay the Limited Partner on a monthly basis an asset management fee in an amount equal to one-twelfth of 0.6% of (1) the purchase price of a real property investment acquired directly; (2) the Partnership’s allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. The Partnership’s allocable cost of a joint venture investment is calculated as set forth above under “Acquisition Fees.” The Limited Partner may elect, in its sole discretion, to defer (without interest) payment of the asset management fee in any month by providing the Limited Partner written notice of such deferral.

For each of the Partnership’s existing properties from the respective dates of acquisition through the period that the Partnership owns the properties, the Limited Partner has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of the Partnership’s allocable cost of the real property acquired in these joint ventures. The Limited Partner acknowledges that it has waived its right to receive any additional amounts due under the Advisory Agreement for such properties.

During the six months ended June 30, 2013, the Partnership paid the Limited Partner $242,040 for asset management fees earned.

The Partnership will not reimburse the Limited Partner for certain expenses, including, among other things as described in the Advisory Agreement, acquisition fees and asset management fees (Operating Expenses) that in the fiscal year then ended exceed the greater of 2% of Average Invested Assets (as defined in the Advisory Agreement) or 25% of net income (the 2%/25% Rule) for such year. The Partnership’s Average Invested Assets for any period are equal to the average book value of the Partnership’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. Within 60 days after the end of each fiscal quarter, the Limited Partner will reimburse the Partnership for any amounts by which the Operating Expenses exceeded the 2%/25% Rule for the 12 months then ended, unless a majority of the General Partner’s Independent Directors determine, based on such unusual and non-recurring factors which they deem sufficient, that such excess was justified. Any such determination by the General Partner’s Independent Board of Directors and the reasons supporting such determination shall be reflected in the minutes of the meetings of the General Partner’s Independent Board of Directors. Within 60 days after the end of any fiscal quarter of the Partnership for which Operating Expenses (for the 12 months just ended) exceed the 2%/25% Rule, the Limited Partner shall send a written disclosure of such fact to the General Partner’s stockholders, together with an explanation of the factors the General Partner’s Independent Directors considered in arriving at the conclusion that such higher Operating Expenses were justified, if applicable.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(p)	Fair Value of Financial Instruments

In evaluating fair value, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The hierarchy ranks the quality and reliability of inputs used to determine fair value, which are then classified and disclosed in one of the three categories (or levels). Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable. Level 3 includes model-derived valuations with unobservable inputs.

The Partnership’s financial assets and liabilities are not carried at fair value, however the fair values of cash and cash equivalents, restricted cash, other assets, distributions payable and other liabilities approximate the carrying values due to the short-term nature of these financial instruments. As of June 30, 2013, mortgages payable had an estimated fair value of approximately $165.5 million compared to the carrying value of $154.5 million. As of December 31, 2012, mortgages payable had an estimated fair value of approximately $183.1 million compared to the carrying value of $166.9 million. To determine fair value, the fixed rate debt is discounted at a rate based on an estimate of current lending rates as of June 30, 2013 and December 31, 2012. The estimated fair values of the Partnership’s mortgages payable are considered level 2 within the fair value hierarchy.

(q)	Reclassifications

Certain amounts included in the 2012 condensed consolidated financial statements have been reclassified to conform to the 2013 presentation, related to the presentation of discontinued operations.

(3)	Real Estate Investments

As of June 30, 2013, the Partnership held the following investments in real estate:

Multifamily Communities	Partnership Ownership Percentage	Property	Year Built	Number of Units/Rentable Square Feet
Springhurst Housing Partners, LLC	70%	Champion Farms Apartments	2000	264 Units
Glenwood Housing Partners I, LLC	83%	Fieldstone Apartments	2001	266 Units
KC Pinehurst Associates, LLC	98%	Pinehurst Apartment Homes	1986 and 1988; renovated in 2006	146 Units
KC Pheasant Associates, LLC	98%	Pheasant Run Apartments	1985; renovated in 2003 and 2004	160 Units
KC Retreat Associates, LLC	98%	The Retreat Apartments	1984; renovated in 2004 and 2005	342 Units
Park Hill Partners I, LLC	49%	Hilltop Apartments	1986	124 Units
FPA/PRIP Conifer, LLC	43%	Conifer Crossing	1981	420 Units
Morgan Beechwood, LLC	82%	Beechwood Garden Apartments	1967; renovated in 2003 and 2004	160 Units
DT Stone Ridge, LLC	69%	Stone Ridge Apartments	1975	191 Units*
Coursey Place Sole Member, LLC	52%	Coursey Place Apartments	2003	352 Units

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

FP-1, LLC	90%	Pines of York Apartments	1976	248 Units
Office
FPA/PRIP Governor Park, LLC	48%	Two and Five Governor Park	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.
*	- On March 6, 2013, a fire significantly damaged 12 units at Stone Ridge Apartments, or approximately 6% of the units, and accordingly, the Partnership wrote-off approximately $226,000 of building and improvements and recognized a corresponding insurance receivable of $226,000, which is included in other assets in the accompanying condensed consolidated balance sheets. The Partnership’s loss related to the fire is expected to be limited to the $10,000 deductible under its property insurance policy. In addition, the damaged units contained asbestos-containing materials (“ACMs”) and such ACMs must be removed pursuant to special guidelines and procedures. The property’s insurance policy contains a limit of $25,000 for the cost of removing ACMs and the cost for the removal of such ACMs was approximately $157,000. The damage to the building and improvements and the estimated cost of removal of the ACMs are reflected in property damage in the accompanying condensed consolidated statement of operations. In addition, on July 23, 2013, the City of Columbia notified the joint venture that owns the property that three of the fire damaged units are now located in a flood plain and cannot be rebuilt for occupants to inhabit. The Partnership is currently analyzing the flood plain issue and potential alternative uses for the three units.

(4)	Mortgages Payable

As of June 30, 2013, mortgages payable consist of the following:

	June 30, 2013	December 31, 2012
Mortgage payable—interest only at a fixed rate of 6.14% payable monthly until the loan matures on July 1, 2016, secured by Champion Farms Apartments property (1)	$16,350,000	$16,350,000
Mortgage payable—principal and interest at 6.05% payable monthly until the loan matures on July 1, 2014, secured by the Fieldstone Apartments property (1)	16,136,510	16,237,883
Mortgage payable—principal and interest at 5.58% payable monthly until the loan matures January 1, 2016, secured by the Pinehurst Apartment Homes property (2)	4,352,977	4,397,847
Mortgage payable—interest only at 5.95% payable monthly until the loan matures on October 1, 2017, secured by the Pheasant Run Apartments property (3)	6,250,000	6,250,000
Mortgage payable—interest only at 5.58% payable monthly until February 1, 2013, after which principal and interest are due until the loan matures on February 1, 2018, secured by the Retreat Apartments property (4)	13,540,887	13,600,000
Mortgage payable—interest only at 5.81% payable monthly until December 1, 2012, after which principal and interest are due until the loan matures on December 1, 2017, secured by the Hilltop Apartments property (5)	4,224,742	4,250,000
Mortgage payable—principal and interest at 5.96% payable monthly until the loan matures on September 1, 2015, secured by the Conifer Crossing property (6)	28,109,051	28,286,958
Mortgage payable—principal and interest at 4.78% payable monthly until the loan matures June 1, 2022, secured by the Two and Five Governor Park properties (7)	12,809,268	12,906,645

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

Mortgage payable—interest only at 5.66% payable monthly until November 1, 2011, after which principal and interest are due until the loan matures on October 1, 2019, secured by the Lofton Place Apartments property (8)	—	11,829,555
Mortgage payable—principal and interest at 5.49% payable monthly until the loan matures on January 1, 2020, secured by the Beechwood Gardens Apartments property (9)	8,503,016	8,560,807
Mortgage payable—interest only at a fixed rate of 5.07% payable monthly until the loan matures on August 1, 2021, secured by Coursey Place Apartments property (10)	28,500,000	28,500,000
Mortgage payable—interest only at 4.46% payable monthly until January 1, 2014, after which principal and interest are due until the loan matures on December 1, 2021, secured by the Pines of York Apartments property (11)	15,771,000	15,771,000

	$154,547,451	166,940,695

(1)	In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.
(2)	The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In addition, the loan is guaranteed by James E. Lippert, an affiliate of JTL Holdings, LLC and JTL Asset Management, Inc., pursuant to a guaranty dated September 13, 2007, but only upon the occurrence of certain limited events.
(3)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until October 1, 2018, with an adjustable interest rate based on the Federal Home Loan Mortgage Corporation Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In the event of default, the entire unpaid principal balance, any accrued interest, any prepayment penalty and all other amounts payable under the promissory note will be due and payable.
(4)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until February 1, 2019, with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(5)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until December 1, 2018, with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(6)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until September 1, 2016, with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler, a management committee representative of FPA Conifer Investors, LLC, but only upon the occurrence of certain limited events.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(7)	On June 1, 2012, the previous loan that was due to expire on December 19, 2012, was replaced with a new 10 year loan of $13,000,000 and the new loan will mature on June 1, 2022. In connection with the loan refinancing, the Partnership paid loan fees and other costs of $188,578. The loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. The loan is secured by a mortgage on the property pursuant to a Deed of Trust and Assignment of Rents and Leases and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler but only upon the occurrence of certain limited events.

(8)	Assuming no event of default, the loan will mature on October 1, 2019. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond the Partnership’s control. The borrower possesses the right to prepay the loan, in total but not in part, only if the note is (i) not assigned to a Real Estate Mortgage Investment Conduit (REMIC) trust; or (ii) if the note is assigned to a REMIC trust on or after October 1, 2010. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the note to a REMIC trust by October 1, 2010; however, if the Note has been securitized, the loan will be subject to a maximum two year lock out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Charles M. Thompson, but only upon the occurrence of certain limited events. Property and related mortgage payable were disposed effective May 1, 2013.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(9)	Assuming no event of default, the loan will mature on January 1, 2020. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond the Partnership’s control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a Real Estate Mortgage Investment Conduit (REMIC) trust; or (ii) if the note is assigned to a REMIC trust on or after January 1, 2011. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the note to a REMIC trust by January 1, 2011; however, if the note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed, jointly and severally, by Herbert Morgan, Robert C. Morgan and Robert J. Moser, but only upon the occurrence of certain limited events.
(10)	The loan will mature on August 1, 2021. Except if the loan is assigned to a REMIC, the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. In addition, the loan is guaranteed by Charles M. Thompson, an affiliate of ERES Coursey not otherwise affiliated with the Partnership, but only upon the occurrence of certain limited events.
(11)	The loan is interest only for the first two years and then commences amortization of principal and interest on a 30-year schedule thereafter and will mature on December 1, 2021. Except if the loan is assigned to a REMIC, the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. The loan is secured by a mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, effective as of November 15, 2011. In addition, the loan is separately guaranteed by David C. Falk and Wendy C. Drucker, but only upon the occurrence of certain limited events. David C. Falk and Wendy C. Drucker are principals of Drucker & Falk. The Multifamily Note and Security Instrument were assigned to Freddie Mac pursuant to an Assignment of Security Instrument, dated November 15, 2011.

The loan agreements contain various covenants, which among other things, limit the ability of the borrower to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interest in the property among others. The loan agreements also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable. As of June 30, 2013, the Partnership was in compliance with its debt covenants.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

(5)	Reliance on the Limited Partner

The Partnership is reliant on the Limited Partner to support its activities currently because of its small size. While the Partnership’s reliance on the Limited Partner to finance its operations has been reduced, the Partnership has required, and may continue to require, advances from and deferrals of fees otherwise payable to the Limited Partner. If the Partnership’s dependence on the Limited Partner continues, it may not be able to finance its operations.

(6)	Commitments and Contingencies

The nature of the Partnership’s operations exposes it to the risk of claims and litigation in the normal course of its business. Although the outcome of such matters cannot be determined, management believes the ultimate resolution of these matters will not have a material effect on the condensed consolidated balance sheets, results of operations, or cash flows of the Partnership.

(7)	Subsequent Events

Management has evaluated subsequent events through September 3, 2013, the date the condensed consolidated financial statements were available to be issued.

The General Partner extended its $3,500,000 loan to DT Stone Ridge, on July 24, 2013, the joint venture that owns Stone Ridge Apartments, which loan was to mature on July 31, 2013, until December 31, 2013.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2012 and 2011

(With Independent Auditors’ Report Thereon)

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors and Stockholders

Resource Real Estate Opportunity REIT, Inc. :

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Paladin Realty Income Properties, L.P. and subsidiaries (the Partnership), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, the related consolidated statements of operations, partners’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of the Partnership as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

September 3, 2013

New York, New York

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Real Estate:
Building and improvements	$173,902,628	$171,952,566
Land	43,586,077	43,586,077
Furniture, fixtures and equipment	7,421,005	6,472,825
In-place leases	—	486,000
Tenant improvements	1,220,958	1,179,500

	226,130,668	223,676,968
Less: Accumulated depreciation and amortization	(22,817,144)	(16,731,741)

Total real estate, net	203,313,524	206,945,227
Cash and cash equivalents	8,962,453	7,994,250
Restricted cash	1,790,244	1,862,128
Prepaid expenses and other assets, net	2,270,860	4,241,593

TOTAL ASSETS	$216,337,081	$221,043,198

LIABILITIES AND CAPITAL
Liabilities:
Mortgage payable	$166,940,695	$168,924,800
Accrued expenses and other liabilities	3,317,932	3,853,291

Total liabilities	170,258,627	172,778,091

Capital:
Partners’ Capital	34,110,754	34,934,518
Noncontrolling interests	11,967,700	13,330,589

Total Capital	46,078,454	48,265,107

TOTAL LIABILITIES AND CAPITAL	$216,337,081	$221,043,198

See notes to accompanying consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Revenues
Rental income	$24,651,727	$19,242,443
Other income	2,938,958	2,117,884
Interest income	8,670	15,603

Total Revenues	27,599,355	21,375,930

Expenses
Property operating expenses	10,278,123	8,230,012
Real property taxes	1,924,115	1,659,674
General and administrative expenses	557,923	508,772
Interest expense, including amortization of deferred loan costs	9,291,830	7,974,349
Depreciation and amortization expense	6,300,950	4,909,338
Acquisition costs	—	1,694,760

Total Expenses	28,352,941	24,976,905

Loss before discontinued operations and equity in earnings	(753,586)	(3,600,975)
Income from discontinued operations	266,128	68,416
Equity in earnings from real estate joint venture	—	169,947

Income from discontinued operations and equity in earnings from real estate joint venture	266,128	238,363

Net loss	(487,458)	(3,362,612)
Noncontrolling interests	401,305	918,583

Net loss attributable to Partnership	$(86,153)	$(2,444,029)

See notes to accompanying consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	General Partner	Limited Partner	Noncontrolling interest	Total Capital
BALANCE, DECEMBER 31, 2010	$24,874,237	$69,829	$8,707,491	$33,651,557

Contributions	15,379,141	—	6,073,504	21,452,645
Distributions	(2,932,662)	(11,998)	(531,823)	(3,476,483)
Net loss	(2,436,697)	(7,332)	(918,583)	(3,362,612)

BALANCE, DECEMBER 31, 2011	$34,884,019	$50,499	$13,330,589	$48,265,107

Contributions	4,800,987	—	—	4,800,987
Distributions	(5,526,608)	(11,990)	(961,584)	(6,500,182)
Net loss	(85,981)	(172)	(401,305)	(487,458)

BALANCE, DECEMBER 31, 2012	$34,072,417	$38,337	$11,967,700	$46,078,454

See notes to accompanying consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(487,458)	$(3,362,612)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings from joint venture	—	(169,947)
Distributions from real estate joint venture	—	169,947
Depreciation and amortization expense	7,013,838	5,520,415
Amortization of deferred loan costs	403,465	389,488
Changes in operating assets and liabilities:
Decrease (increase) in restricted cash	139,146	(499,825)
Decrease (increase) in prepaid insurance and other assets	222,668	(471,677)
Decrease (increase) in accrued expenses and other liabilities	(366,782)	631,689

Net cash provided by operating activities	6,924,877	2,207,478

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of / expenditures for real estate and improvements	(3,750,895)	(64,408,667)
Decrease in restricted cash	210,649	30,491
Distributions from real estate joint venture in excess of equity in earnings	—	2,051,061
Property insurance proceeds	1,455,450	—

Net cash used by investing activities	(2,084,796)	(62,327,115)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from mortgages payable	13,000,000	48,050,811
Payments of mortgage payable	(14,984,105)	(260,466)
Deferred loan costs	(188,578)	(767,690)
Contributions from General Partner	4,800,987	15,379,141
Distributions to General Partner	(5,526,608)	(2,932,662)
Distributions to the Limited Partner	(11,990)	(11,998)
Contributions from noncontrolling interest	—	6,073,504
Distributions to noncontrolling interest	(961,584)	(531,823)

Net cash (used in) provided by financing activities	$(3,871,878)	$64,998,817

Net increase in cash and cash equivalents	968,203	4,879,180
Cash and cash equivalents—beginning of period	7,994,250	3,115,070

Cash and cash equivalents—end of period	$8,962,453	$7,994,250

Supplemental disclosure of non-cash investing and financing activities
Expenditures for real estate and improvements accrued but unpaid	$—	$446,350
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$9,602,899	$8,088,873

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(1)	Organization and Purpose

Paladin Realty Income Properties, L.P. (a Delaware limited partnership) (the Partnership) was formed on October 31, 2003 to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income in such a manner as to permit Paladin Realty Income Properties, Inc. (a Maryland corporation) (the General Partner) at all times to be classified as a real estate investment trust (REIT). The investments have included various types of real estate properties that are located throughout the United States of America. As of December 31, 2012 and 2011, the Partnership owned interests in 13 joint ventures that own 14 income-producing properties. The Partnership was formed to operate until February 23, 2104 or upon the occurrence of certain dissolution events, as defined in the Partnership agreement.

Subject to certain restrictions and limitations, the business of the Partnership is managed by its affiliate Paladin Realty Advisors, LLC (the Limited Partner) pursuant to an amended and restated advisory agreement, dated July 28, 2012 (the Advisory Agreement). The Limited Partner supervises and manages the day-to-day operations of the Partnership and selects the real property investments and real estate related investments it makes, subject to oversight by the Board of Directors of the General Partner.

As of December 31, 2012, the Limited Partner and the General Partner (collectively the Partners) held a 0.2% limited partnership interest and 99.8% general partnership interest in the Partnership, respectively. As of December 31, 2011, the Limited Partner and the General Partner held a 0.3% limited partnership interest and 99.7% general partnership interest in the Partnership, respectively.

On July 18, 2013, the General Partner and the Partnership entered into an Agreement and Plan of Merger (the Merger Agreement) with Resource Real Estate Opportunity OP, LP (Resource OP), the operating partnership of Resource Real Estate Opportunity REIT, Inc. (a Maryland corporation) (Resource), and RRE Charlemagne Holdings, LLC (a Delaware limited liability company), a wholly owned subsidiary of Resource OP (Merger Sub). The Merger Agreement provides for the merger of the Partnership with and into Merger Sub (the Merger), with Merger Sub surviving as a wholly owned subsidiary of Resource OP. Resource will pay $52.7 million in cash, excluding certain transaction costs and subject to certain adjustments, including (1) an increase in the consideration payable of up to $3.1 million in the event that Beechwood Gardens Apartments is not sold to a third party pursuant to the existing purchase and sale agreement prior to the closing of the Merger and (2) an adjustment for distributions to the Partnership differing from specified amounts made prior to the closing of the Merger from the joint venture that owns two office properties (the Merger Consideration). The Merger Consideration, together with the existing cash of the Partnership at the closing date, net of fees and expenses (the Distribution) will be distributed to the General Partner and the Limited Partner, as owners of the interests in the Partnership. The General Partner, which owns 99.8% of the interests in the Partnership, will distribute its portion of the Distribution, together with the existing cash of the General Partner at the closing date, to its shareholders and liquidate and dissolve. The remaining 0.2% of the Distribution will be paid to the Limited Partner. No fees, other than its proportional share of the Distribution, will be paid to the Limited Partner in connection with the Merger. The Merger is subject to customary closing conditions, including, among other things, the approval of the General Partner’s shareholders.

Except for fees and expenses payable by Resource OP and Merger Sub (collectively as the Buyer Parties), as set forth in the Merger Agreement, the Partnership is responsible for all third party fees and expenses payable in connection with the assumption of existing mortgages (Assumption Expenses) by the Buyer Parties; provided, however, that the Buyer Parties are responsible for 20% of the Assumption Expenses in excess of $1 million.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(2)	Summary of Significant Accounting Policies

(a)	Basis of Consolidation

The accompanying financial statements of the Partnership have been prepared on a consolidated basis and include all the accounts of the Partnership and its wholly owned and controlled subsidiaries.

The Partnership consolidates any variable interest entities (VIEs) of which it has control (a) through voting rights or similar rights or (b) by means other than voting rights if the Partnership is the primary beneficiary, as defined below. When the Partnership does not have a controlling interest in an entity, but exerts significant influence over the entity, the Partnership applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

If an investment is determined to be a VIE, the Partnership performs an analysis to determine if the Partnership is the primary beneficiary of the VIE. U.S. generally accepted accounting principles (GAAP) require a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity it must have (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of an entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The accompanying consolidated financial statements are prepared in accordance with GAAP. Revenues are recognized as earned, and expenses are recognized as incurred.

(b)	Risks and Uncertainties

The Partnership is operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by the lack of liquidity in financial markets and the reduction in the willingness of financial institutions to make new loans and refinance or extend existing loans on similar terms and conditions.

(c)	Noncontrolling Interests

Noncontrolling interests are presented and disclosed as a separate component of partners’ capital (not as a liability or other item outside of partners’ capital). Consolidated net income includes the noncontrolling interests’ share of income. All changes in the Partnership’s ownership interest in a subsidiary are accounted for as partners’ capital transactions if the Partnership retains its controlling financial interest in the subsidiary.

As of December 31, 2012 and 2011, the Partnership’s noncontrolling interests represent noncontrolling ownership interests in joint ventures controlled by the Partnership through ownership or contractual arrangements. Balances attributable to these noncontrolling interests, including amounts previously included in prepaid expenses and other assets, were reclassified to become a separate component of partners’ capital as of all dates presented. Also, consolidated net income was reclassified to include the amounts attributable to the noncontrolling interests. These noncontrolling interests reported in equity are not subject to any mandatory redemption requirements or other redemption features outside of the Partnership’s control that would result in presentation outside of permanent equity.

(d)	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

revenues and expenses during the reporting period. Management makes significant estimates regarding impairments. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

(e)	Real Estate and Depreciation Methods

Land is carried at cost. Building and improvements, furniture, fixtures, and equipment, in-place leases, and tenant improvements are stated at cost, less accumulated depreciation and amortization. The Partnership allocates the purchase price of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment or office building property acquisition is the value of the existing lease agreements. When allocating the purchase price to an acquired property, the Partnership allocates the purchase price to the estimated value of the land, building, and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. In some circumstances, the Partnership engages real estate appraisal firms to provide market information and evaluations that are relevant to its purchase price allocations; however, the Partnership is ultimately responsible for the purchase price allocation. The Partnership estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. The Partnership expenses acquisition costs for investment property acquisitions to record the acquisition at its fair value. The Partnership depreciates the buildings and fixtures based on the expected useful life of the asset, which ranges from 27 to 45 years for the buildings and improvements and from 5 to 7 years for furniture, fixtures and equipment, using the straight line basis. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from 3 to 24 months, using the straight line basis. This amortization is included in depreciation and amortization expense on the accompanying consolidated statements of operations. Improvements and betterments are capitalized when they extend the useful life of the asset. Expenditures for repairs and maintenance and acquisition costs are expensed as incurred.

The Partnership reviews long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future cash flows, undiscounted and without interest, expected to be generated by the asset. In order to review the Partnership’s investment properties for recoverability, the Partnership considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If the Partnership’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, the Partnership recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. If the sum of the expected future cash flows (undiscounted and without interest) is less than the Partnership’s carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value. There were no impairment charges taken for the years ended December 31, 2012 and 2011.

(f)	Acquisition of Real Estate

The fair value of real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and other value of in-place leases based in each case on their fair values. The Partnership aggregates all identified intangible assets and liabilities and presents them net as a separate line item on the consolidated balance sheets. The weighted-average amortization period for all identified intangible assets and liabilities are 1 year or less. Acquisition costs are expensed as incurred in the accompanying consolidated statements of operations. Noncontrolling interests acquired are also recorded at estimated fair value.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and furniture, fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building and improvements based on management’s determination of relative fair values of these assets. In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

(g)	Deferred Loan Costs

Loan costs are capitalized and amortized using the effective interest method over the life of the related loan. The amortization is recorded as a component of interest expense.

(h)	Revenue Recognition

The Partnership primarily leases residential apartments to tenants under non-cancelable operating leases with terms ranging from 3 to 24 months. The Partnership also leases commercial space to tenants with lease terms extending to 2017. Rental income related to leases is recognized in the period earned over the lease term.

The following is a schedule by years of minimum future rentals on noncancelable commercial operating leases as of December 31, 2012.

Year ended December 31:
2013	$1,910,023
2014	1,053,424
2015	341,877
2016	238,102
2017	127,592

Total	$3,671,018

Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(i)	Accounts Receivable

Accounts receivable is included in prepaid insurance and other assets, net in the consolidated balance sheets. Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

(j)	Cash Equivalents

The Partnership considers all highly liquid assets with original maturities of three months or less when acquired to be cash equivalents.

(k)	Restricted Cash

At December 31, 2012 and 2011, restricted cash included $1,790,244 and $1,862,128, respectively, held in restricted accounts for building and tenant improvements, repairs, property taxes and insurance as required by lenders.

(l)	Derivative Instruments

The Partnership enters into derivative contracts from time to time to manage interest rate risk and may do so in the future to facilitate asset/liability strategies. The Partnership has elected to not treat the derivative financial instruments as a hedge because this investment does not meet the strict hedge accounting requirements of Accounting Standards Codification (ASC) 815, Derivatives and Hedging. ASC 815 requires that all derivative investments be carried at fair value. Changes in fair value are recorded in earnings for each period. No derivatives were held as of December 31, 2012 and 2011.

(m)	Income Taxes

Under tax regulations in the United States of America, the Partnership itself is not subject to federal, state and local income taxes for tax purposes. Accordingly, federal, state and local income taxes have not been provided for in the accompanying consolidated financial statements. The Partners are responsible for reporting their allocable share of the Partnership’s income, gains, losses, deductions and credits in their individual tax returns. Partners’ capital accounts reflected in the accompanying consolidated financial statements differ from amounts reported in the Partnership’s federal income tax return because of differences between GAAP and federal income tax basis of accounting.

(n)	Discontinued Operations

On May 1, 2013, the Lofton Place Apartments were sold for gross proceeds of $26,000,000 in a purchase for which the Partnership received approximately $600,000 in net proceeds. The results of operations are classified as discontinued operations for the years ended December 31, 2012 and 2011.

Total gross revenues and net income for Lofton Place Apartments were $3,123,898 and $266,128, respectively, for the year ended December 31, 2012 and $2,822,032 and $68,416, respectively for the year ended December 31, 2011.

(o)	Reclassifications

Certain amounts included in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the presentation of discontinued operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(p)	Advisory Agreement and Related Party Transactions

Acquisition Fees: Pursuant to the terms of the Advisory Agreement, the Partnership will pay the Limited Partner acquisition fees in an amount equal to 1.5% of (1) the purchase price of a real property investment acquired directly; (2) the Partnership’s allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. The Partnership’s allocable cost of a joint venture investment is equal to the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the joint venture, inclusive of expenses related thereto, and the amount of outstanding debt associated with such properties and the joint venture, and (ii) the Partnership’s percentage economic interest in the joint venture.

During the years ended December 31, 2012 and 2011, the Partnership paid the Limited Partner acquisition fees of $0 and $644,092, respectively.

Asset Management Fees: Pursuant to the terms of the Advisory Agreement, the Partnership will pay the Limited Partner on a monthly basis an asset management fee in an amount equal to one-twelfth of 0.6% of (1) the purchase price of a real property investment acquired directly; (2) the Partnership’s allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. The Partnership’s allocable cost of a joint venture investment is calculated as set forth above under “Acquisition Fees.” The Limited Partner may elect, in its sole discretion, to defer (without interest) payment of the asset management fee in any month by providing the Limited Partner written notice of such deferral.

For each of the Partnership’s existing properties from the respective dates of acquisition through the period that the Partnership owns the properties, the Limited Partner has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of the Partnership’s allocable cost of the real property acquired in these joint ventures. The Limited Partner acknowledges that it has waived its right to receive any additional amounts due under the Advisory Agreement for such properties.

During the years ended December 31, 2012 and 2011, the Partnership paid the Limited Partner $489,180 and $413,475, respectively, for asset management fees earned.

The Partnership will not reimburse the Limited Partner for certain expenses, including, among other things as described in the Advisory Agreement, acquisition fees and asset management fees (Operating Expenses) that in the fiscal year then ended exceed the greater of 2% of Average Invested Assets (as defined in the Advisory Agreement) or 25% of net income (the 2%/25% Rule) for such year. The Partnership’s Average Invested Assets for any period are equal to the average book value of the Partnership’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. Within 60 days after the end of each fiscal quarter, the Limited Partner will reimburse the Partnership for any amounts by which the Operating Expenses exceeded the 2%/25% Rule for the 12 months then ended, unless a majority of the General Partner’s Independent Directors determine, based on such unusual and non-recurring factors which they deem sufficient, that such excess was justified. Any such determination by the General Partner’s Independent Directors and the reasons supporting such determination shall be reflected in the minutes of the meetings of the General Partner’s Board of Directors. Within 60 days after the end of any fiscal quarter of the Partnership for which Operating Expenses (for the 12 months just ended) exceed the 2%/25% Rule, the Limited Partner shall send a written disclosure of such fact to the General Partner’s stockholders, together with an explanation of the factors the General Partner’s Independent Directors considered in arriving at the conclusion that such higher Operating Expenses were justified, if applicable.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(q)	Fair Value of Financial Instruments

In evaluating fair value, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The hierarchy ranks the quality and reliability of inputs used to determine fair value, which are then classified and disclosed in one of the three categories (or levels). Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable. Level 3 includes model-derived valuations with unobservable inputs.

The Partnership’s financial assets and liabilities are not carried at fair value, however the fair values of cash and cash equivalents, restricted cash, other assets, distributions payable and other liabilities approximate the carrying values due to the short-term nature of these financial instruments. As of December 31, 2012, mortgages payable had an estimated fair value of approximately $183.1 million compared to the carrying value of $166.9 million. As of December 31, 2011, mortgages payable had an estimated fair value of approximately $183.4 million compared to the carrying value of $168.9 million. To determine fair value, the fixed rate debt is discounted at a rate based on an estimate of lending rates as of December 31, 2012 and 2011. The estimated fair values of the Partnership’s mortgages payable are considered level 2 within the fair value hierarchy.

(r)	Environmental Matters

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of or disposal of such substances. As of December 31, 2012, the Partnership is not aware of any environmental matter that could have a material impact on the consolidated financial statements.

(s)	Recent Accounting Pronouncements

There were no recent accounting pronouncements.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(3)	Real Estate Investments

As of December 31, 2012, the Partnership held the following investments in real estate:

Multifamily Communities	Partnership Ownership Percentage	Property	Year Built	Number of Units/Rentable Square Feet
Springhurst Housing Partners, LLC	79%	Champion Farms Apartments	2000	264 Units
Glenwood Housing Partners I, LLC	83%	Fieldstone Apartments	2001	266 Units*
KC Pinehurst Associates, LLC	98%	Pinehurst Apartment Homes	1986 and 1988; renovated in 2006	146 Units
KC Pheasant Associates, LLC	98%	Pheasant Run Apartments	1985; renovated in 2003 and 2004	160 Units
KC Retreat Associates, LLC	98%	The Retreat Apartments	1984; renovated in 2004 and 2005	342 Units
Park Hill Partners I, LLC	49%	Hilltop Apartments	1986	124 Units
FPA/PRIP Conifer, LLC	43%	Conifer Crossing	1981	420 Units
Evergreen at Lofton Place, LLC	60%	Lofton Place Apartments	1988	280 Units
Morgan Beechwood, LLC	82%	Beechwood Garden Apartments	1967; renovated in 2003 and 2004	160 Units
DT Stone Ridge, LLC	69%	Stone Ridge Apartments	1975	191 Units
Coursey Place Sole Member, LLC	52%	Coursey Place Apartments	2003	352 Units
FP-1, LLC	90%	Pines of York Apartments	1976	248 Units
Office
FPA/PRIP Governor Park, LLC	48%	Two and Five Governor Park	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

*	- On February 20, 2011, a fire ignited at Fieldstone Apartments causing significant damage to 22 units, or approximately 8% of available rentable space, and accordingly, the Partnership wrote-off approximately $1,520,784 of building and improvements and recognized a corresponding insurance receivable of $1,520,784, which is included in other assets in the accompanying consolidated balance sheets. In addition, the Partnership recovered insurance proceeds for lost rental income. The casualty loss of $1,520,784 and corresponding insurance recovery as well as the lost rental income proceeds are recorded net in other income in the accompanying consolidated statements of operations. The Partnership’s loss related to the fire was limited to the $10,000 deductible under its property insurance policy.

In connection with the Partnership’s acquisition of its interest in Springhurst Housing Partners, LLC (Springhurst), Buckingham Springhurst, LLC was granted the right to require the Partnership to purchase up to an additional 20% ownership interest in Springhurst from Buckingham Springhurst, LLC upon the occurrence of certain events and the achievement of certain financial benchmarks at Champion Farms Apartments at a cost of $67,500 per 1% of ownership interest. As of December 31, 2012, the Partnership has not been required to purchase additional interests in Springhurst by Buckingham Springhurst, LLC.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

In connection with the Partnership’s acquisition of its interest in Glenwood Housing Partners I, LLC (Glenwood), Shiloh Crossing Partners II, LLC (Shiloh II) was granted the right to require the Partnership to purchase up to an additional 25% ownership interest in Glenwood from Shiloh II upon the occurrence of certain events and the achievement of certain financial benchmarks at Fieldstone Apartments at a cost of $62,500 per 1% of ownership interest. On July 1, 2008, the Partnership purchased an additional 18% interest in Glenwood from Shiloh II for $1,125,000. The Partnership now holds an 83% ownership interest in Glenwood. Since July 1, 2008, the Partnership has not been required to purchase additional interest in Glenwood.

Also in connection with the Partnership’s initial acquisition of its interest in Glenwood, a wholly owned subsidiary of the Partnership, PRIP 10637, LLC, entered into a Phase II Option Agreement (Option Agreement) with Glenwood Housing Partners II, LLC, an Indiana limited liability company (Glenwood II). Glenwood II owns a parcel of land adjacent to Fieldstone Apartments upon which it may construct 88 apartment units with an aggregate of 97,640 square feet of rentable space to be leased, managed and operated as Phase II of the Fieldstone Apartments. The Option Agreement grants PRIP 10637, LLC an ongoing option to purchase at least a 70% but not more than 90% beneficial ownership interest in Glenwood II or any affiliated entity that owns the parcel and developments thereon. PRIP 10637, LLC may exercise the option at any time after the completion of development and stabilization of the project. If exercised, the purchase price for the option interest will be determined by a formula that utilizes market- rate variables as of that future date. As of December 31, 2012, the option has not been exercised.

The operating agreements for both Springhurst and Glenwood provide that the Partnership will receive priority in distributions of operating cash flow until it has received at least 8.25% on its invested equity, after which its co-venture partners will receive distributions until they have reached the same 8.25% on their invested equity. Thereafter, operating cash flow will be distributed 50% to the Partnership and 50% to its co-venture partners. The operating agreements for both Springhurst and Glenwood also provide for priority distributions of sale proceeds, if any. First, the Partnership will receive a priority distribution equal to a return of its invested capital. Second, its co-venture partners will receive a distribution equal to their invested capital. Third, the Partnership will receive an amount that when added to all distributions of cash flow made to the Partnership during the life of its investment, is sufficient to generate an 11.5% internal rate of return on its invested capital (IRR). Fourth, the Partnership’s co-venture partners will receive an amount, that when added to all distributions of cash flow made to its co-venture partners during the life of their investment, is sufficient to generate an IRR of 11.5% . Fifth, any further sales proceeds will be distributed 50% to the Partnership and 50% to its co-venture partners.

The operating agreements for both KC Pinehurst Associates, LLC (KC Pinehurst) and KC Pheasant Associates, LLC (KC Pheasant) provide that the Partnership will receive priority in distributions of operating cash flow until it has received at least 9.0% on its invested equity, after which its co-venture partners will receive distributions until they have reached the same 9.0% on their invested equity. Thereafter, operating cash flow will be distributed 75% to the Partnership and 25% to its co-venture partners. The operating agreements for both KC Pinehurst and KC Pheasant also provide for priority distributions of sale proceeds, if any. First, the Partnership will receive a priority distribution equal to a return of its invested capital plus an amount that when added to all distributions of cash flow made to the Partnership during the life of its investment, is sufficient to generate an IRR of 12.0%. Second, the Partnership’s co-venture partners will receive distributions that when added to all distributions of cash flow made to its co-venture partners during the life of their investment, is sufficient to generate an IRR of 12.0%. Third, any further sales proceeds will be distributed 50% to the Partnership and 50% to its co-venture partners.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The operating agreement for KC Retreat Associates, LLC (KC Retreat) provides that the Partnership will receive priority in distributions of operating cash flow until it has received at least 12.0% on its invested equity, after which its co-venture partners will receive distributions until they have reached the same 12.0% on their invested equity. Thereafter, operating cash flow will be distributed 50% to the Partnership and 50% to its co-venture partners. The operating agreement for KC Retreat also provides for priority distributions of sale proceeds, if any. First, the Partnership will receive a priority distribution equal to a return of its invested capital plus an amount that when added to all distributions of cash flow made to the Partnership during the life of its investment, is sufficient to generate an IRR of 12.0%. Second, the Partnership’s co-venture partners will receive distributions that when added to all distributions of cash flow made to its co- venture partners during the life of their investment, is sufficient to generate an IRR of 12.0%. Third, any further sales proceeds will be distributed 50% to the Partnership and 50% to its co-venture partners.

The operating agreement for Park Hill Partners I, LLC (Park Hill) provides that the Partnership will receive priority in distributions of operating cash flow until it has received at least 12.0% on its invested equity, after which its co-venture partners will receive distributions until they have reached the same 12.0% on their invested equity. Thereafter, operating cash flow will be distributed 49% to the Partnership and 51% to its co-venture partners. The operating agreement for Park Hill Partners also provides for priority distributions of sale proceeds, if any. First, the Partnership will receive a priority distribution equal to a return of its invested capital plus an amount that when added to all distributions of cash flow made to the Partnership during the life of its investment, is sufficient to generate an IRR of 12.0%. Second, the Partnership’s co-venture partners will receive distributions that when added to all distributions of cash flow made to the co-venture partners during the life of their investment, is sufficient to generate an IRR of 12.0%. Third, any further sales proceeds will be distributed 49% to the Partnership and 51% to its co- venture partners.

The operating agreement for FPA/PRIP Conifer, LLC (FPA/PRIP Conifer) provides that the Partnership will receive priority in distributions of operating cash flow until the Partnership has received at least 8.5% on its invested equity, after which the Partnership’s co-venture partner will receive distributions until the co-venture partner has reached the same 8.5% on its invested equity. If the Partnership’s pro rata distribution exceeds 9.0% in a calendar year, the Partnership will share 20% of its excess distributions with its co-venture partner as a cash flow bonus. The operating agreement also provides for distributions of sale proceeds, if any. First, the Partnership and the co-venture partner will receive a 100% return of the Partnership’s equity investments. Second, the Partnership and the co-venture partner will receive pro rata distributions until the Partnership and the co-venture partner each have received an IRR of 12.0%. Third, the Partnership will share its pro rata portion of fifty percent of the remaining distributions with the co- venture partner and the co-venture partner will receive all of the other fifty percent of the remaining distributions as incentive compensation.

The operating agreement for FPA/PRIP Governor Park, LLC (FPA/PRIP Governor Park) provides that the Partnership’s investment will be treated as preferred equity, and the Partnership will receive a priority preferred return of 9.0% on its invested equity and a fixed, priority IRR of 15.0% upon a capital event.

The operating agreement for Evergreen at Lofton Place, LLC (Evergreen) provides that the Partnership’s investment will be treated as preferred equity, and the Partnership will receive a priority preferred return of

10.0% per year on its invested equity. Next, each of its co-venture partners will receive a 10.0% pro rata return per year on its invested equity. Third, cash flow distributions will be split pro rata between the members until each of the members has received a 12.0% return annually. Thereafter, distributions will be split 50.0% to the Partnership and 50.0% to its co-venture partners collectively, except upon the occurrence of certain events. Upon a capital event, distributions of residual proceeds will be split pro rata up to a 15.0% IRR to each of the members. Next, the distributions will be split 50.0% to the Partnership and 50.0% to its co-venture partners collectively until each member has received an IRR of 18.0%, except upon the occurrence of certain events. Thereafter, distributions will be split 40.0% to the Partnership and 60.0% to its co-venture partners except upon the occurrence of certain events. The operating agreement also provides the Partnership with majority voting rights with respect to all major decisions.

The operating agreement for Morgan Beechwood, LLC (Morgan Beechwood) provides that the Partnership’s investment will be treated as preferred equity, and the Partnership will receive a priority preferred return of 10.0% per year on its invested equity. Next, its co-venture partner will receive a 10.0% pro rata return per year on its invested equity. Third, cash flow distributions will be split pro rata in accordance with the ownership interest. Upon a capital

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

event, distributions will first be split pro rata in accordance with each member’s ownership interest until each member has received its initial investment back. Next, distributions will be split pro rata between the members until each of the members has received a 12.0% return annually. Thereafter, distributions will be split 50.0% to the Partnership and 50.0% to its co- venture partner.

The operating agreement for DT Stone Ridge, LLC provides that the Partnership’s investment will be treated as preferred equity, and the Partnership will receive a priority preferred return of 12.0% per year on its invested equity. Next, its co-venture partner will receive a 5.0% pro rata return per year on its invested capital. Third, the Partnership will receive an incremental return of 3% per year until it receives a 15% total annual return on its invested capital, inclusive of the priority preferred return. Finally, cash flow distributions will be split 50% to the Partnership and 50% to its co-venture partner. Upon a capital event, residual proceeds will first be distributed to the Partnership as a return of equity. Next, proceeds will be distributed to the Partnership until it achieves an IRR of 15%. Third, proceeds will be distributed to the Partnership to satisfy its yield maintenance amount, which is a fixed dollar sum equal to the total amount the Partnership would have received if its investment remained outstanding for five years. Finally, after the yield maintenance amount is reduced to zero, 100% of all remaining proceeds will be distributed to the co- venture partner.

The operating agreement for Coursey Place Sole Member, LLC provides for two classes of equity referred to as Class A equity and Class B equity. The Partnership’s investment will be treated as Class A preferred equity, and the Partnership will receive a priority preferred return of 10.0% per year on its invested equity. Next, its co-venture partner will receive a 10.0% pro rata return per year on its invested capital, which is comprised of Class A and Class B equity. Remaining distributions from annual operating cash flow will be split in proportion to each member’s capital contributions. Upon a capital event, distributions will first be made, pro rata, as a return of the Class A equity. Next, proceeds will be distributed until each member achieves an IRR of 15% on the Class A equity. Third, proceeds will be distributed to the Class A equity to satisfy the yield maintenance amount, which is a fixed dollar sum approximately equal to the total amount the Class A equity holders would have received if these investments remained outstanding for four years. Finally, distributions will be made to the Class B Equity until it has achieved an IRR of 15%. Finally, 100% of the remaining proceeds will be distributed 30% to the Partnership and 70% to its co-venture partner.

The operating agreement for FP-1, LLC provides that the Partnership’s investment will be treated as preferred equity, and the Partnership will receive a priority preferred return of 10.0% per year on its invested equity. Next, its co-venture partner will receive a 10.0% pro rata return per year on its invested equity. Remaining distributions from annual operating cash flow will be split in proportion to each member’s equity interest. Upon a capital event, distributions will first be made pro rata to each member as a return of invested capital. Next, proceeds will be distributed until the co-venture partner achieves an IRR equal to the Partnership’s IRR. Third, the proceeds will be distributed pro rata until each member achieves an IRR of 12%. Fourth, proceeds will be distributed 80% to the Partnership and 20% to the co-venture partner until the Partnership has achieved an IRR of 15%. Finally, any remaining proceeds will be split equally between the members.

The Partnership consolidates Evergreen at Lofton, Morgan Beechwood, FPA/PRIP Governor Park, FPA/PRIP Conifer, Park Hill Partners, KC Retreat, KC Pinehurst, KC Pheasant, Springhurst, Glenwood, DT Stone Ridge, Coursey Place Sole Member and FP-1.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The following table summarizes certain information related to the Partnership’s land and buildings and improvements as of December 31, 2012:

	Initial cost		Costs capitalized subsequent to acquisition and disposals			Total costs
Property	Land acquired	Building and improvements	Land additions	Building and improvements	Disposals	Land acquired	Building and improvements	Accumulated depreciation	Year built
Champion Farms Apartments	$2,335,545	17,856,281	—	94,011	—	2,335,545	17,950,292	(2,630,282)	2000
Fieldstone Apartments	1,446,033	18,548,780	78,750	3,199,202	(1,520,284)	1,524,783	20,227,698	(2,454,125)	2001
Pinehurst Apartment Homes	1,230,000	5,865,966	—	—	—	1,230,000	5,865,966	(970,061)	1986
Pheasant Run Apartments	1,120,000	7,393,945	—	161,344	—	1,120,000	7,555,289	(1,244,001)	1985
Retreat Apartments	1,860,000	13,913,549	—	338,312	—	1,860,000	14,251,861	(2,688,579)	1984
Hilltop Apartments	430,000	4,475,196	—	59,734	—	430,000	4,534,930	(629,418)	1986
Conifer Apartments	13,721,349	17,154,149	—	6,311,758	—	13,721,349	23,465,907	(2,733,354)	1981
Two and Five Governor Park	5,099,027	8,107,703	—	871,854	—	5,099,027	8,979,557	(1,015,737)	1985 & 1989
Lofton Place Apartments	3,600,000	11,464,057	—	332,964	—	3,600,000	11,797,021	(1,805,309)	1988
Beechwood Gardens Apartments	2,089,396	8,160,604	—	—	—	2,089,396	8,160,604	(915,820)	1967
Stone Ridge Apartments	1,760,048	3,294,519	—	318,345	—	1,760,048	3,612,864	(222,366)	1975
Coursey Place Apartments	3,876,495	33,250,599	—	144,969	—	3,876,495	33,395,568	(1,394,018)	2003
Pines of York Apartments	4,939,434	14,016,511	—	88,560	—	4,939,434	14,105,071	(660,142)	1976

	$43,507,327	163,501,859	78,750	11,921,053	(1,520,284)	43,586,077	173,902,628	(19,363,212)

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The aggregate cost of the Partnership’s land and buildings and improvements for federal income tax purposes is approximately $218.9 million (unaudited) as of December 31, 2012 and $215.4 million (unaudited) as of December 31, 2011.

The following table reconciles the historical cost of the Partnership’s land and buildings and improvements from January 1 to December 31, 2012 and 2011:

	2012	2011
Balance, beginning of year	$215,538,643	$154,858,795
Acquisitions	—	61,137,606
Building additions and improvements	1,950,062	1,062,526
Disposals	—	(1,520,284)

Balance, end of year	$217,488,705	$215,538,643

The following table reconciles accumulated depreciation related to the Partnership’s buildings and improvements from January 1 to December 31, 2012 and 2011:

	2012	2011
Balance, beginning of year	$13,708,906	$9,665,431
Depreciation expense	5,654,306	4,043,475

Balance, end of year	$19,363,212	$13,708,906

Depreciation of buildings and improvements reflected in the statements of operations is calculated over the estimated lives of the buildings and improvements of 27 to 45 years.

The following reconciles in-place leases, net from January 1 to December 31, 2012 and 2011:

	2012	2011
Balance, beginning of year	$315,916	$—
In-place lease additions	—	486,000
Amortization expense	(315,916)	(170,084)

Balance, end of year	$—	$315,916

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(4)	Mortgages Payable

As of December 31, 2012 and 2011, mortgages payable consist of the following:

	2012	2011
Mortgage loan payable—interest only at a fixed rate of 6.14% payable monthly until the loan matures on July 1, 2016, secured by Champion Farms Apartments property (1)	$16,350,000	16,350,000
Mortgage loan payable—interest only at 6.05% payable monthly until July 1, 2011, after which principal and interest are due until the loan matures on July 1, 2014, secured by the Fieldstone Apartments property (1)	16,237,883	16,426,250
Mortgage loan payable—principal and interest at 5.58% payable monthly until the loan matures January 1, 2016, secured by the Pinehurst Apartment Homes property (2)	4,397,847	4,482,545
Mortgage loan payable—interest only at 5.95% payable monthly until the loan matures on October 1, 2017, secured by the Pheasant Run Apartments property (3)	6,250,000	6,250,000
Mortgage loan payable—interest only at 5.58% payable monthly until February 1, 2013, after which principal and interest are due until the loan matures on February 1, 2018, secured by the Retreat Apartments property (4)	13,600,000	13,600,000
Mortgage loan payable—interest only at 5.81% payable monthly until December 1, 2012, after which principal and interest are due until the loan matures on December 1, 2017, secured by the Hilltop Apartments property (5)	4,250,000	4,250,000
Mortgage loan payable—interest only at 5.96% payable monthly until September 1, 2011, after which principal and interest are due until the loan matures on September 1, 2015, secured by the Conifer Crossing property (6)	28,286,958	28,617,670
Mortgage loan payable—as of December 31, 2012, principal and interest at 4.78% payable monthly until the loan matures June 1, 2022, secured by the Two and Five Governor Park properties; as of December 31, 2011, interest only at 7.00% payable monthly until the loan matures on December 19, 2012, secured by the Two and Five Governor Park properties. The loan was refinanced on June 1, 2012 (7)	12,906,645	10,539,988

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

	2012	2011
Mortgage loan payable-interest only at 5.66% payable monthly until November 1, 2011, after which principal and interest are due until the loan matures on October 1, 2019, secured by the Lofton Place Apartments property (8)	$11,829,555	11,976,347
Mortgage loan payable—interest only at 5.49% payable monthly until February 1, 2012, after which principal and interest are due until the loan matures on January 1, 2020, secured by the Beechwood Gardens Apartments property (9)	8,560,807	8,661,000
Mortgage payable—as of December 31, 2011, interest only at 6.5% payable monthly until the loan was paid off on April 5, 2012, secured by the Stone Ridge Apartments property; on April 5, 2012, the Company made a loan to DT Stone Ridge, LLC to pay off the mortgage loan associated with Stone Ridge Apartments that matured on April 9, 2012 (10)	—	3,500,000
Mortgage loan payable—interest only at a fixed rate of 5.07% payable monthly until the loan matures on August 1, 2021, secured by Coursey Place Apartments property (11)	28,500,000	28,500,000
Mortgage loan payable— interest only at 4.46% payable monthly until January 1, 2014, after which principal and interest are due until the loan matures on December 1, 2021, secured by Pines of York Apartments property (12)	15,771,000	15,771,000

	$166,940,695	168,924,800

(1)	In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.
(2)	The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In addition, the loan is guaranteed by James E. Lippert, an affiliate of JTL Holdings, LLC and JTL Asset Management, Inc., pursuant to a guaranty dated September 13, 2007, but only upon the occurrence of certain limited events.
(3)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until October 1, 2018 with an adjustable interest rate based on the Federal Home Loan Mortgage Corporation Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then- current interest rates. In the event of default, the entire unpaid principal balance, any accrued interest, any prepayment penalty and all other amounts payable under the promissory note will be due and payable.
(4)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until February 1, 2019 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(5)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until December 1, 2018 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(6)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until September 1, 2016 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler, a management committee representative of FPA Conifer Investors, LLC, but only upon the occurrence of certain limited events.
(7)	On June 1, 2012, the previous loan that was due to expire on December 19, 2012 was replaced with a new 10 year loan of $13,000,000 and the new loan will mature on June 1, 2022. In connection with the loan refinancing, the Partnership paid loan fees and other costs of $188,578. The loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. The loan is secured by a mortgage on the property pursuant to a Deed of Trust and Assignment of Rents and Leases and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler but only upon the occurrence of certain limited events.
(8)	Assuming no event of default, the loan will mature on October 1, 2019. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond the Partnership’s control. The borrower possesses the right to prepay the loan, in total but not in part, only if the note is (i) not assigned to a (Real Estate Mortgage Investment Conduit) REMIC trust; or (ii) if the note is assigned to a REMIC trust on or after October 1, 2010. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the note to a REMIC trust by October 1, 2010; however, if the Note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Charles M. Thompson, but only upon the occurrence of certain limited events.
(9)	Assuming no event of default, the loan will mature on January 1, 2020. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond the Partnership’s control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the note is assigned to a REMIC trust on or after January 1, 2011. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the note to a REMIC trust by January 1, 2011; however, if the note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed, jointly and severally, by Herbert Morgan, Robert C. Morgan and Robert J. Moser, but only upon the occurrence of certain limited events.
(10)	On April 5, 2012, the Partnership made a loan to DT Stone Ridge, LLC to pay off the mortgage loan associated with Stone Ridge Apartments that matured on April 9, 2012.
(11)	The loan will mature on August 1, 2021. Except if the loan is assigned to a REMIC trust, the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. In addition, the loan is guaranteed by Charles M. Thompson, an affiliate of ERES Coursey not otherwise affiliated with the Partnership, but only upon the occurrence of certain limited events.

PALADIN REALTY INCOME PROPERTIES, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

(12)	The loan is interest only for first two years and then commences amortization of principal and interest on 30-year schedule thereafter and will mature on December 1, 2021. Except if the loan is assigned to a REMIC trust, the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. The loan is secured by a mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, effective as of November 15, 2011. In addition, the loan is separately guaranteed by David C. Falk and Wendy C. Drucker, but only upon the occurrence of certain limited events. David C. Falk and Wendy C. Drucker are principals of Drucker & Falk. The Multifamily Note and Security Instrument were assigned to Freddie Mac pursuant to an Assignment of Security Instrument, dated November 15, 2011.

The loan agreements contain various covenants, which among other things, limit the ability of the borrower to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interest in the property among others. The loan agreements also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of default, the loan may be accelerated and all amounts due under the loan agreement will become immediately due and payable. As of December 31, 2012 and 2011, the Partnership was in compliance with its debt covenants.

(5)	Reliance on the Limited Partner

The Partnership is reliant on the Limited Partner to support its activities currently because of its small size. While the Partnership’s reliance on the Limited Partner to finance its operations has been reduced, the Partnership has required, and may continue to require, advances from and deferrals of fees otherwise payable to the Limited Partner. If the Partnership’s dependence on the Limited Partner continues, it may not be able to finance its operations.

(6)	Commitments and Contingencies

The nature of the Partnership’s operations exposes it to the risk of claims and litigation in the normal course of its business. Although the outcome of such matters cannot be determined, management believes the ultimate resolution of these matters will not have a material effect on the consolidated balance sheets, results of operations, or cash flows of the Partnership.

(7)	Subsequent Events

Management has evaluated subsequent events through September 3, 2013, the date the consolidated financial statements were available to be issued.

On May 1, 2013, the mortgage loan for Lofton Place Apartments was defeased by payment of $15,005,668 pursuant to the terms of the mortgage loan agreement (which exceeded the balance then due by $3,242,601 related to a prepayment penalty) plus $54,500 of legal and related costs. The excess of the defeasance payment over the balance then due plus the legal and related costs aggregate is $3,297,101.

The General Partner extended its $3,500,000 loan to DT Stone Ridge, on July 24, 2013, the joint venture that owns Stone Ridge Apartments, which loan was to mature on July 31, 2013, until December 31, 2013.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Unaudited Pro Forma Consolidated Financial Statements of Resource Real Estate Opportunity REIT, Inc.

The Unaudited Pro Forma Consolidated Financial Statements (“pro forma financial statements”) give effect to the proposed merger of Resource Real Estate Opportunity REIT, Inc. (the “Company”) and Paladin Realty Income Properties, L.P. and subsidiaries (“Paladin OP”). The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2013 gives effect to the Paladin OP acquisition as if it had been consummated on June 30, 2013 and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Paladin OP acquisition and that are factually supported. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 give effect to the Paladin OP merger as if it had been consummated on January 1, 2012 and include historical data as reported by the separate companies, as well as adjustments to events that are directly attributable to the Paladin OP merger, are expected to have a continuing impact, and are factually supported.

The pro forma adjustments reflecting the pending consummation of the Paladin OP merger are based upon the acquisition method of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) and upon the assumptions set forth in the notes included in this section. The pro forma financial statements have been prepared based on available information, using estimates and assumptions that management believes are reasonable. These estimates and assumptions affect reported amounts of assets and liabilities and other disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions are preliminary and have been prepared solely for the purposes of developing this unaudited pro forma consolidated financial information. The unaudited pro forma condensed consolidated balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired. The pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the results the consolidated entity may achieve in future periods or the historical results that would have been obtained had the Company and Paladin OP been a consolidated entity during the relevant periods presented.

The assumptions used and adjustments made in preparing the pro forma financial statements are described in the notes hereto, which should be read in conjunction with the unaudited pro forma financial statements. The unaudited pro forma financial statements and related notes contained herein should be read in conjunction with the historical financial statements and related notes of the Company and Paladin OP.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

(in thousands)

(unaudited)

	Historical Resource Real Estate	Historical Adjusted Paladin OP	Proforma Adjustments	Notes	Proforma Consolidated
ASSETS
Investments:
Rental Properties, net	$202,944	$176,934	$29,799	A	$409,677
Loans held for investments, net	1,756	—	—		1,756
Identified intangible assets, net	1,967	—	—		1,967
Assets of discontinued operations	216	—	—		216

	206,883	176,934	29,799		413,616
Less: Accumulated depreciation and amortization
Cash and cash equivalents	74,919	11,758	(10,448)	B	76,229
Restricted cash	72	1,817	—		1,889
Prepaid expenses and other assets, net	1,632	2,063	—		3,695
Stock subscriptions receivable	2,242	—	—		2,242
Due from related parties	461	—	—		461
Accounts receivable other	312	—	—		312
Tenant receivables, net	415	—	—		415
Deposits	153	—	—		153
Deferred financing costs, other	697	—	—		697
Deferred offering costs	1,058	—	—		1,058

Total Assets	$288,844	$192,572	$19,351		$500,767

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$8,945	$146,044	—		$154,989
Revolving credit facility	760	—	—		760
Trade accounts payable	2,070	1,321	—		3,391
Accrued expenses and other liabilities	3,599	2,183	—		5,782
Due to related parties	1,346	—	—		1,346
Tenant prepayments	339	—	—		339
Security Deposits	1,152	—	—		1,152
Distribution payable	1,183	—	—		1,183
Liabilities of discontinued operations	102	—	—		102

Total liabilities	19,496	149,548	—		169,044

Stockholders’ equity
Partners’ capital	—	33,349	(33,349)	C	—
Noncontrolling interests	—	9,675	—		9,675
Preferred stock (par value $.01; 10,000,000 shares authorized, none issued)	—	—	—		—
Common stock (par value $.01; 1,000,000,000 shares authorized and 35,896,959 shares issued, and 35,861,870 shares outstanding	359	—	53	D	412
Convertible stock (par value $.01; 50,000 shares authorized, issued and outstanding)	1	—	—		1
Additional paid-in capital	315,603	—	52,647	D	368,250
Accumulated deficit	(46,615)	—	—		(46,615)

Total stockholders’ equity	269,348	43,024	19,351		331,723

Total liabilities and stockholders’ equity	$288,844	$192,572	$19,351		$500,767

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except per share data)

(unaudited)

	Historical Resource Real Estate	Historical Adjusted Paladin OP	Proforma Adjustments	Notes	Proforma Consolidated
Revenues
Rental income	$15,309	$11,904	$—		$27,213
Other income	—	1,448	—		1,448
Gain on foreclosures	67	—	—		67
Interest income	115	2	—		117

Total Revenues	15,491	13,354	—		28,845
Expenses
Rental operating	9,875	4,908	—		14,783
Real property taxes	—	948	—		948
Acquisition costs	2,518	—	—		2,518
Foreclosure costs	49	—	—		49
Management fees—related parties	1,646	242	294	E	2,182
General and administrative	2,567	31	(31)	F	2,567
Loss on property impairment	—	—	—		—
Loss on disposal of assets	36	—	—		36
Depreciation and amortization expense	5,884	2,787	331	G	9,002
Property damage	—	368	—		368

Total expenses	22,575	9,284	594		32,453

Other (expense) income
Gain on redemption of stock	22	—	—		22
Interest expense	(247)	(4,144)	—		(4,391)

Income (loss) from continuing operations	(7,309)	(74)	(594)		(7,977)

Noncontrolling interests	—	124	—		124
Discontinued operations:
(Loss) income from discontinued operations	(674)	6,996	(6,996)	H	(674)
Net gain on disposition	3,173	—	—		3,173

Income from discontinued operations	2,499	6,996	(6,996)		2,499

Net loss and comprehensive loss	$(4,810)	$6,922	$(7,590)		$(5,478)

Weighted average common shares outstanding	28,894		5,302	D	34,196

Basic and diluted loss per common share	$(0.17)				$(0.16)

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

YEAR ENDED DECEMBER 31, 2012

	Historical Resource Real Estate	Historical Adjusted Paladin OP	Proforma Adjustments	Notes	Proforma Consolidated

Revenues
Rental income	$17,149	$23,059	$—		$40,208
Other income		2,662	—		2,662
Interest income	197	8	—		205

Total Revenues	17,346	25,729	—		43,075
Expenses
Rental operating	10,326	9,503	—		19,829
Real property taxes		1,795	—		1,795
Acquisition costs	3,713	—	715	I	4,428
Foreclosure costs	195	—	—		195
Management fees—related parties	1,756	489	548	E	2,793
General and administrative	3,053	69	(69)	F	3,053
Loss on disposal of assets	246	—	—		246
Depreciation and amortization expense	8,340	5,987	12,666	G	26,993
Property damage		—	—		—

Total expenses	27,629	17,843	13,860		59,332

Other (expense) income
Interest expense	(546)	(8,796)	—		(9,342)
Insurance proceeds in excess of cost basis	188	—	—		188

Loss from continuing operations	(10,641)	(910)	(13,860)		(25,411)

Noncontrolling interests		429	—		429
Discontinued operations:
(Loss) income from discontinued operations	298	266	(266)	H	298

Net loss and comprehensive loss	$(10,343)	$(215)	$(14,126)		$(24,684)

Weighted average common shares outstanding	14,886		5,302	D	20,188

Basic and diluted loss per common share	$(0.69)				$(1.22)

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL

STATEMENTS

Note 1: Basis of pro forma presentation

The accompanying unaudited pro forma consolidated financial statements exclude certain subsidiaries of the Paladin OP during the periods presented. These subsidiaries, owned interests in the Lofton Apartments, which were sold to a third-party in the second quarter of 2013, and the Beechwood Gardens Apartments, the sale of which is pending, along with certain assets and liabilities of the Paladin OP which were not included in the proposed acquisition (“Paladin Acquisition”).

Note 2: Pro forma Adjustments

(A) Represents the initial estimates of the step up in fair value for the property and equipment and intangible assets to reflect the allocation of the purchase price to identifiable net assets acquired.

(B) Represents an elimination of cash which is in accordance with the Paladin Acquisition agreement.

(C) Represents the elimination of the historical equity of Paladin OP.

(D) Represents the estimated number of shares needed to be sold in the Company’s initial public offering of common stock in order to fund the Paladin Acquisition.

(E) Represents the elimination of pre-merger related party management fees associated with the Paladin Acquisition, offset by the additional related party management fees to be charged by the Company.

(F) Represents the estimated change in general and administrative costs associated with the Paladin Acquisition.

(G) Represents the increase in depreciation and amortization associated with the initial recording of Paladin OP’s rental properties and identified intangible assets at fair value. The increase in depreciation and amortization is based on a preliminary allocation of purchase price to certain property and equipment and finite-lived intangible assets acquired. For purposes of the depreciation and amortization adjustment related to the incremental step up in fair value, the Company considered the useful lives and related step up value of the property and equipment and intangible assets as follows (dollars in thousands):

	Step up in Fair Value	Useful Life
Land	$4,003	indefinite
Buildings *	12,969	27.5 years
Site Improvements	38	15 years
Equipment and Furniture and Fixtures	371	3 -5 years
Intangible Assets	12,418	6 months

Total	$29,799

*	Includes the write-off of approximately $1.2 million related to pre-merger acquisition costs capitalized by Paladin OP in Rental Properties, net.

(H) Represents the elimination of the discontinued operations associated with the Lofton Apartments, which were sold during the second quarter of 2013.

(I) Represents the initial estimated acquisition costs associated with the Paladin Acquisition, primarily legal fees.